Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

BAE SYSTEMS, INC.,

MIRA ACQUISITION SUB INC.

and

MTC TECHNOLOGIES, INC.

dated as of

December 21, 2007

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-ii-

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INDEX OF EXHIBITS

Exhibit A	Stockholder Voting Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 21, 2007, by and among BAE Systems, Inc., a Delaware corporation (“Parent”), Mira Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MTC Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), other than Dissenting Shares, Shares owned by Parent or any wholly-owned Subsidiaries of Parent or the Company, and any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Rajesh K. Soin and a stockholder affiliated with him are entering into an agreement with Parent in substantially the form of Exhibit A attached hereto, pursuant to which Rajesh K. Soin and such stockholder shall agree to take certain actions to support the Transactions (the “Stockholder Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”).

Section 1.4 Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the Amended and Restated Bylaws of the Company shall be amended so as to read in their entirety in the form attached hereto as Exhibit C, and, as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $24.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of a Certificate representing any such Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Shares.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates in exchange for the Merger Consideration. Each holder of a Certificate or Certificates may thereafter until the first anniversary of the Effective Time surrender such Certificate or Certificates to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates, in exchange for the Certificates, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, without interest. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or the Company, and Shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Merger Sub that such Tax either has been paid or is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or the Company, and Shares held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented the Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and, for the avoidance of doubt, any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or previously delivered to the Surviving Corporation, as applicable, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options or RSUs in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Stock Plans.

(a) At the Effective Time, each then-outstanding option (the “Options”) to purchase shares of the Company’s Common Stock under a Stock Plan not previously exercised, whether or not then vested and exercisable, will be converted into the right to receive, in settlement thereof, a cash payment equal to the product of (i) the excess, if any, of the per Share Merger Consideration over the exercise price per share of Common Stock subject to such Option and (ii) the number of shares of Common Stock subject to such Option; provided that any Option for which the per share exercise price exceeds the per Share Merger Consideration shall be canceled without any payment in respect thereof.

(b) At the Effective Time, each holder of a restricted stock unit (a “RSU”) under a Stock Plan will be entitled to receive, in settlement thereof, for each share of the Company’s Common Stock subject to such RSU, a cash payment equal to the Merger Consideration.

(c) All amounts payable pursuant to this Section 2.3 shall be subject to Section 2.2(f) and shall be paid without interest.

(d) Prior to the Effective Time, the Company shall obtain any necessary consents or releases, if any, from the holders of Options and RSUs under the Stock Plans and take all such other lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the Company Board or, if appropriate, any committee administering the Stock Plans) to provide for and give effect to the transactions contemplated by this Section 2.3. Except as otherwise agreed to in writing by the parties, (i) the Stock Plans will terminate as of the Effective Time and (ii) the Company shall assure that following the Effective Time, no participant in any Stock Plan shall have any right under any such Stock Plan to acquire the capital stock of the Company or the Surviving Corporation.

(e) Prior to the Effective Time, the Company shall cause the Transactions, and any other dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 2.4 Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are otherwise entitled to demand and have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with, and who comply in all respects with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.1(a), without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt notice of any notice received by the Company of the intent of any holder of Shares to demand appraisal of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such demands.

Section 2.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) (with specific reference to the Section or subsection of this Agreement to which the information stated in such letter relates; provided, however, that information set forth in one Section of the Company Disclosure

Letter shall be deemed to apply to each other Section or subsection to which its relevance is readily apparent on its face) or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent on its face, but excluding any disclosure in such Company SEC Documents set forth under the heading “Risk Factors” or the heading “Forward Looking Statements” or any other disclosures of risks generally faced by participants in the industry in which the Company operates and descriptions of general risks not related to specifically disclosed facts or circumstances), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure (i) other than in the case of the Company, to be so organized, existing and in good standing or (ii) to have such power, authority and governmental approvals, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares to adopt this

Agreement (the “Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger and the other Transactions.

(c) At a meeting duly called and held, the Company Board adopted resolutions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, in which it (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) resolved (subject to Section 5.2) to recommend to the Company’s stockholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

Section 3.3 Consents and Approvals; No Violations. Except, in the case of clause (b) below, for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Section 721 of the Defense Production Act, as amended (or any successor or replacement thereof, and including the rules and regulations thereunder, “Exon-Florio”), the filing with the SEC of the Proxy Statement and the making of such other filings as may be required under the Exchange Act or by the rules of the Nasdaq Stock Market in connection with this Agreement, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company or similar organizational documents of any of the Company’s Subsidiaries, (b) require any filing with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (whether domestic, foreign or supranational) (a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, Company Permit or other permit, concession, franchise, agreement or other instrument or obligation, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults that would not have, or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and 50,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). As of the date of this

Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 15,147,906 shares of Common Stock are issued and outstanding, (iii) 694,570 shares of Common Stock are issued and held in the treasury of the Company, (iv) 852,509 shares of Common Stock are reserved for issuance under the Stock Plans in respect of outstanding and future awards, (v) with respect to all outstanding Options, 372,910 shares of Common Stock are issuable upon the exercise of such Options and (vi) 91,133 shares of Common Stock are issuable upon the vesting of outstanding RSUs. Section 3.4(a) of the Company Disclosure Letter discloses, as of the date of this Agreement, the number of shares subject to each outstanding Option and the exercise price of each Option and the number of shares subject to each outstanding RSU. All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options or the vesting of outstanding RSUs will be, when issued in accordance with the terms of the Options or the RSUs, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options outstanding as of the date hereof, there are no (v) shares of capital stock or other equity interests or voting securities of the Company and its Subsidiaries authorized, issued or outstanding, (w) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment (other than the Registration Rights Agreements), (x) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company, (y) issued or outstanding stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company’s Common Stock on a deferred basis, rights to purchase or receive Company’s Common Stock or other equity interest or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or (z) other rights or instruments that are linked to the price or value of the Company’s Common Stock or other equity interest or voting securities of the Company or its Subsidiaries (the items referred to in clauses (v) through (z) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.

(b) Each Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. With respect to the Options, (i) to the Company’s Knowledge, each grant of Options was duly authorized no later than the date on which the grant of such Options was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Stock Plan of the Company, the Exchange Act and all other applicable Laws and rules or requirements or self regulatory authorities, including the rules of the Nasdaq Stock Market, (iii) to the Company’s Knowledge, the per share exercise price of each Option was no less than the fair market value of a share of the Company’s Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. All Options may, by their terms, be treated in accordance with Section 2.3.

(c) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances. Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $1,000,000 in any Person and neither the Company or its Subsidiaries has any obligation or commitment to acquire any such stock or other equity interest or make any investment in any Person.

(f) As of December 19, 2007, the only outstanding Indebtedness of the types described in clauses (a) and (b) of the definition of the term “Indebtedness” of, and guarantees of such types of Indebtedness by, the Company or its Subsidiaries is (i) $10,000,000 in aggregate principal amount under the Variable Rate Industrial Development Bonds issued by the Industrial Development Board of the City of Albertville, Alabama (the “IDB Bonds”) and (ii) $75,125,000 in aggregate principal amount outstanding under the Credit and Security Agreement dated as of April 21, 2005, among the Company, MTC Technologies, Inc., the financial institutions named therein, National City Bank, Branch Banking and Trust Company, Keybank National Association and Fifth Third Bank, as amended (the “Company Credit Agreement”). The interest rate on the IDB Bonds is a variable rate. All outstanding Indebtedness of the Company or its Subsidiaries, including under the IDB Bonds and Company Credit Agreement, may be prepaid at the option of the Company without prepayment penalty or premium.

Section 3.5 SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements, certificates and other documents required to be filed or furnished by it since January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and, except to the extent that information contained in such Company SEC Document has been revised or superseded by a later filed or furnished, as applicable, Company SEC Document, as of the date of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2005, has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with the United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) As of the date of this Agreement, since December 31, 2005 neither the chief executive officer nor the chief financial officer of the Company has become aware of, and neither the Company’s auditors nor the Company Board has been advised of (i) any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the Company’s internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6 Absence of Certain Changes. From January 1, 2007 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, other than (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement and (ii) liabilities or obligations incurred in the ordinary course of business consistent in the past practice since December 31, 2006, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is and, since January 1, 2005, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, and any successors or replacements thereof, the “Export Control Laws”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication during the past 12 months that alleges that the Company or Subsidiary of the Company is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws.

(c) The Company and its Subsidiaries are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti corruption and bribery Laws, in each case, in jurisdictions in which the Company and the Company Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company, a Subsidiary of the Company or any of their directors, officers, agents or employees is, or may be, in violation of, or has, or may have, any liability under, the Anti-Bribery Laws.

Section 3.9 Material Contracts; Government Contracts.

(a) As of the date hereof, neither of the Company nor any of its Subsidiaries is a party to or bound by any: (i) contract (other than this Agreement) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) except for this Agreement, contract or other commitment containing covenants of or binding upon the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could bind Parent or any of its Affiliates) not to compete in or otherwise engage in any line of business or industry or in any geographical area or otherwise; (iii) contract which creates a partnership, joint venture, strategic alliance, or similar arrangement that is material to the Company and its Subsidiaries, taken as a whole or which creates any teaming arrangements with respect to the U.S. Air Force’s Flexible Acquisition and Sustainment Tool Follow On Program (F2AST), (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $1,000,000; (v) contract (other than this Agreement) for the sale of any of its assets after the date hereof (other than sales of products in the ordinary course of business); (vi) collective bargaining agreement; (vii) contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (viii) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries; (ix) contract constituting a fixed price deliverable contract that, together with related task orders, has a contract value of at least $5,000,000; (x) contract or any related task orders that subject to all reasonable assumptions (as of the date of this Agreement) upon which they are based and accounting for all anticipated related indirect cost (including selling general and administrative costs) could not reasonably be expected to be capable of performance in accordance with their terms without a material financial loss over the life of such contract or related task orders; (xi) any contract granting to the Company or any of its Subsidiaries or the other parties thereto any license or other right to use any material Intellectual Property Rights (other than a license to use off-the-shelf software) or any other material asset or right; (xii) any standstill agreement binding on the Company or its Subsidiaries; (xiii) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; (xiv) contract with a third party for the resale or distribution of any of the Company’s products or services; or (xv) other contract (other than this Agreement, purchase orders for the purchase of inventory or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make payments in the future in excess of $1,000,000 per annum or $2,000,000 during the life of the contract, or receive payments in the future in excess of $2,000,000 per annum or $5,000,000 during the life of the applicable contract. Each such contract described in clauses (i)-(xv) is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, Company Government Contract or Company Government Subcontract (and no event has occurred with which notice or lapse of time or both would constitute a default or violation by the Company or a Subsidiary of the Company), (ii) each of the Material Contracts, Company Government Contracts and Company Government Subcontracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts, Company Government Contracts and Company Government Subcontracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate any Material Contract. The Company has made available to Parent true and complete copies of each Material Contract, Company Government Contract and Company Government Subcontract, including all material amendments thereto, except to the extent such disclosure would violate the confidentiality provisions of such Material Contract.

(c) With respect to each contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, for which (i) performance has not been or was not completed or (ii) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, including any facilities contract for the use of government-owned facilities (each such contract or Bid, a “Company Government Contract”), and each contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a contract between such Person and any Governmental Entity for which (x) performance has not been or was not completed or (y) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a contract between such Person and any Governmental Entity (each such contract or Bid, a “Company Government Subcontract”):

(i) each such Company Government Contract or Company Government Subcontract was to the Knowledge of the Company legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii) there is no pending, and to the Knowledge of the Company no reasonable basis exists to give rise to a, (A) claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or other claim under the United States False Claims Act, or the United States Procurement Integrity Act or (B) claim under the United States Truth in Negotiations Act;

(iii) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iv) neither the Company nor any of its Subsidiaries has received any written notice of termination for convenience, written notice of termination for default, written cure notice or written show cause notice pertaining to such Company Government Contract or Company Government Subcontract, and the Company does not have Knowledge of any facts that could reasonably be expected to provide a basis for any such notice except any notice that, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect;

(v) no cost in excess of $500,000 incurred by the Company or any of its Subsidiaries pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the specific subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any government or governmental agency;

(vi) no payment due to the Company or any of its Subsidiaries pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company and its Subsidiaries are entitled to all progress or other payments received to date with respect thereto, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect; and

(vii) the Company and its Subsidiaries have complied in all material respects with all requirements of such Company Government Contract or Company Government Subcontract and any Law relating to the safeguarding of, and access to, classified information (or the functional equivalents thereof).

(d) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the respective directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries, is currently, or within the past three years has been (i) under any material administrative, civil or criminal investigation, audit, inquiry, indictment or information request by any Governmental Entity (and, in each case, to the Knowledge of the Company no such investigation, audit, inquiry, indictment or information request has been threatened), in each case other than broad based routine audits or inquiries in the ordinary course or had a civil, criminal or other judgment rendered against them or (ii) the subject of any audit, inquiry or investigation by the Company or any of its Subsidiaries, in each case, with respect to any alleged material act or omission arising under or relating to any Company Government Contract or Company Government Subcontract and other than broad based routine audits or inquiries in the ordinary course or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or the functional equivalents thereof), from participation in the award of any contract with any Governmental Entity. To the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any Subsidiary of the Company or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings (or the functional equivalents thereof)) against the Company or any of its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) outstanding material claims or requests for equitable adjustment (or the functional equivalents thereof) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company or any of its Subsidiaries, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other contract with a Governmental Entity within the past three years, except any evaluation or rating that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has (i) any interest in any pending or potential claim against any Governmental Entity or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Company Government Contract or Company Government Subcontract, except for any claim in which the amount involved is not in excess of $1,000,000.

(f) During the three years prior to the date of this Agreement there has not been any, and the Company does not have Knowledge of any facts that could reasonably be expected to give rise to, the revocation of any security clearance of the Company, any of its Subsidiaries or any director, officer, employee, distributor, consultant or agent of the Company or any of its Subsidiaries.

(g) As of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to or bound by any contract that contains any Organizational Conflict of Interest (as defined by Subpart 9.5 of the Federal Acquisition Regulations, an “Organizational Conflict of Interest” ) provisions or, to the Knowledge of the Company, presents or would reasonably be expected to present an Organizational Conflict of Interest issue for Parent.

Section 3.10 Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation.

(a) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or any officer, director or employee of the Company in such capacity, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no labor dispute, strike or work stoppage against the Company pending, or to the Knowledge of the Company, threatened.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance, or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any Subsidiary of the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company, including the Stock Plans (such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Each Company Plan has been established and is being administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law.

(d) Neither the Company, nor any of its Subsidiaries, nor any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) currently has, and at no time in the past has contributed to, or has had, an obligation to contribute to, or incurred any material liability in respect of a Multiemployer Plan, any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or any single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(e) No material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Neither any of the Company Plans, nor any other plan currently or previously maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, is subject to Title IV of ERISA.

(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) Neither the Company nor any of its Subsidiaries has any material obligations, individually or in the aggregate, for retiree health and life benefits under any

Company Plan or collective bargaining agreement, other than for benefits required by applicable law or the cost of which is borne by the participant.

(i) None of the execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, alone or in combination with another event (such as termination of employment), will (A) entitle any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any of its Subsidiaries to change of control, severance or termination compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, or compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan (or any grant or award thereunder) or (C) result in any breach or violation of, or a default under, any Company Plan (or any grant or award thereunder). No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G 1) with respect to the Company in connection with the Transactions (alone or in combination with any other event) would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such Person is entitled to any additional payment or benefit in the event the excise tax under Section 4999 of the Code is imposed on such Person.

(j) To the Knowledge of the Company, with respect to each Company Plan subject to ERISA, there has not occurred any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any trustee, administrator or other fiduciary of any trust created under any Company Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(k) Each Company Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than liability for benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(l) To the Knowledge of the Company, each Company Plan that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code in all material respects and no Person has a right to any gross up or indemnification from the Company with respect to any Company Plan subject to Section 409A of the Code.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all material real property owned by the Company or any Subsidiary of the Company (the “Owned Real Property”).

(b) Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property”).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(e) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 3.15 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate the Company’s business as presently conducted (the “Company Intellectual Property”), (ii) Section 3.15 of the Company Disclosure Letter lists all registrations and applications for Intellectual Property Rights owned by the Company or one of its Subsidiaries and material to the Company’s business, and (iii) as of the date hereof, (x) there is no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.16 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; and (iii) the Company has not received any written notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent all material documentation in its possession or under its control regarding the Company, its Subsidiaries and related to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all respects.

(b) The most recent financial statements contained in the Company SEC Documents as of the date of this Agreement reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries.

(c) No audit or other proceeding with respect to Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending, threatened in writing, or, to the Knowledge of the Company, being conducted by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(d) No power of attorney with respect to any material Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or sharing agreement.

(g) Each of the Company and its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party.

(h) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” (as defined in Treasury Regulation § 1.6011-4(b)) or in any “potentially abusive” tax shelter (as defined in Treasury Regulation § 301.6112-1(b)).

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) Neither the Company nor any of its Subsidiaries has been, at any time during the period specified in Section 897(c)(1)(A) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) No unresolved claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is, or may be subject to, Tax by that jurisdiction.

Section 3.18 Opinion of Financial Advisor. The Company Board has received the opinions of Raymond James & Associates and Stifel, Nicolaus & Company, Incorporated, dated the date of this Agreement, that, as of such date, the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to Parent and Merger Sub.

Section 3.19 Brokers or Finders; Schedule of Fees and Expenses. Except for Raymond James & Associates and Stifel, Nicolaus & Company, Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions. As of the date of this Agreement, the estimated third party fees and expenses incurred and to be incurred by the Company in connection with the Transactions are set forth in Section 3.19 of the Company Disclosure Letter.

Section 3.20 State Takeover Statutes. No “moratorium,” “fair price,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions. Assuming the accuracy of the representation and warranty set forth in Section 4.4, the action of the Company Board in approving this Agreement (and the Transactions, including the Stockholder Voting Agreement) is sufficient to render inapplicable to this Agreement (and the Transactions, including the Stockholder Voting Agreement) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.21 Transactions with Related Persons. Section 3.21 of the Company Disclosure Letter sets forth a true and complete list of all contracts or other commitments in effect with Related Persons, true and complete copies of which have been made available to Parent prior to the date of this Agreement, except with respect to any such oral contract or other commitment, in which case a true and complete description thereof is set forth in Section 3.21 of the Company Disclosure Letter. Since December 31, 2005, neither the Company nor any of its Subsidiaries has (a) purchased, leased, licensed or otherwise acquired any property or assets or obtained any services from, (b) sold, leased, licensed or otherwise disposed of any property or assets or provided any services to, (c) entered into or modified in any manner any contract or other commitment with or otherwise engaged in any transactions with or (d) borrowed any money from, or made or forgiven any loan or other advance to, any officer, director or Affiliate of the Company or any of its Subsidiaries or any person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or Affiliate of the Company or any of its Subsidiaries (collectively, “Related Persons”). Except for the ownership of Common Stock, RSUs, and Options, no Related Person owns or has any other right (including as licensee) to or interest or investment in any assets or properties of the Company and its Subsidiaries or used in or necessary to the conduct of the business of the Company and its Subsidiaries.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, including with respect to “Information” as defined in the Nondisclosure Agreement, dated April 24, 2006, as amended, between the Company and Parent (the “Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations. Except, in the case of clause (b) below, for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Exon-Florio and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other similar organizational documents of Parent and Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, permit, concession, franchise, agreement or other instrument or obligation, whether written or oral, to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of 5% of the Company’s outstanding Common Stock.

Section 4.5 Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6 Financing. As of the date of this Agreement, Parent and Merger Sub have access to, and at the Closing will have, sufficient funds available to finance and consummate the Transactions.

Section 4.7 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8 Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.9 Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1(a) Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed, the Company agrees that:

(i) the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, Governmental Entities (including maintaining all Company Permits);

(ii) the Company will not amend its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of the Company’s capital stock reserved for issuance on the date of this Agreement and issued pursuant to the exercise of Options outstanding on the date of this Agreement, (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries;

(iv) except as required by applicable Law or under the terms of any Company Plan as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants (other than general increases in wages to employees who are not officers, directors or Affiliates of the Company in the ordinary course of business and consistent with past practice) or other Persons providing management services, (B) enter into or amend any employment, consulting, severance or termination agreement or any Company Plan, except that the Company and its Subsidiaries may in the ordinary course consistent with past practice (I) enter into an agreement providing for annual compensation less than $100,000 or (II) enter into any consulting agreement providing for compensation less than $100,000 on an annualized basis which is entered into with a consultant that is a United States citizen and solely in connection with sales or other business in the United States, or (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise;

(v) except as required by applicable law or under the terms of any Company Plan as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days (other than in the ordinary course consistent with past practice), or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present;

(vi) neither the Company nor any of its Subsidiaries will (A) incur or assume (1) any long-term Indebtedness, or (2) any short-term Indebtedness except in the ordinary course of business consistent with past practice, in amounts consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice with respect to Indebtedness of wholly-owned Subsidiaries permitted to be incurred or assumed pursuant to clause (A) above in amounts consistent with past practice, (C) make any loans, advances or capital contributions to, or investments in, any other Person except from the Company or any direct or indirect wholly-owned Subsidiary of the Company (on the one hand) to the Company or any direct or indirect wholly-owned subsidiary (on the other hand) or (D) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business consistent with past practice;

(vii) neither the Company nor any of its Subsidiaries will make or authorize any capital expenditure, other than capital expenditures contemplated by (and not in advance of the applicable date or dates contemplated therefor in) the Company’s existing 2008 capital budget, a copy of which has been included in the Company Disclosure Letter;

(viii) neither the Company nor any of its Subsidiaries will (A) pay, discharge, waive, settle or satisfy, or make any payment for the waiver thereof, any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) (for amounts not materially in excess of such reserves) or of claims, liabilities or obligations incurred since the date of the Financial Statements in the ordinary course of business consistent with past practice or (B) waive any claims of substantial value;

(ix) neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law, (B) settle any material Tax claim or assessment, (C) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment or (D) make or change any material Tax election;

(x) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (C), acquisitions of raw materials and inventory and sales of inventory, in each case in the ordinary course of business consistent with past practice;

(xi) neither the Company nor any of its Subsidiaries will waive the benefits of, or agree to modify in any manner, or consent to any matter with respect to which its consent is required under, any material confidentiality agreement or any standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xii) neither the Company nor any of its Subsidiaries will (A) enter into a contract, or make a Bid that if accepted or awarded would lead to a contract, or accept a task order, which if entered into would (1) be a contract of the type described in Section 3.9(a)(ii), (2) include an Organizational Conflict of Interest provision or that would or would reasonably be expected to create an Organizational Conflict of Interest issue for Parent, (3) otherwise be a Material Contract, other than (x) teaming agreements which include an exclusivity or similar provision, Bids for fixed price development contracts, Bids for fixed price production contracts with a contract value of at least $5,000,000, in each case entered into or made following consultation with Parent, which shall not be unduly delayed by Parent and (y) teaming agreements that do not include an exclusivity or similar provision, or (4) be a contract with a Related Person or amend, revise, or renew or terminate any such contract, Bid, Material Contract or contract with a Related Person or (B) enter into any contract under which the consummation of the Merger and the other Transactions or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default

(with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries;

(xiii) neither the Company nor any of its Subsidiaries will select any “Fixed Rate Period” for any of the IDB Bonds;

(xiv) neither the Company nor any of its Subsidiaries will expand the nature or scope of its business outside of the United States, including with respect to countries, sales practices, distributors, agents and customers;

(xv) neither the Company nor any of its Subsidiaries will revalue any assets that are material to the Company and its Subsidiaries, taken as a whole, except as required by GAAP; and

(xvi) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

(b) Except as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company shall cause all contracts or other agreements between the Company and any of its Subsidiaries, on the one hand, and Rajesh K. Soin and his Affiliates (including all stockholders of the Company that are party to the Stockholder Voting Agreement), or any of their Related Persons, on the other hand, (i) that are listed in Section 3.21 of the Company Disclosure Letter to be terminated (for the avoidance of doubt, including provisions that purport to survive termination) immediately prior to the Closing without the payment of any fees, expenses or other amounts thereunder and (ii) that would be required to be included in Section 3.21 of the Company Disclosure Letter but were not listed therein to be terminated (for the avoidance of doubt, including provisions that purport to survive termination), at Parent’s option, immediately prior to the Closing without the payment of any fees, expenses or other amounts thereunder. Except as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company shall not make any payments or commit or agree to make any payments under any contract or agreement described in (i) and (ii) of the forgoing sentence between the date of this Agreement and the Closing.

(c) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to promptly notify Parent of any audit or other Action that becomes pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, in accordance with Treasury Regulation Section 1.1445-2 certifying that the payment of the Merger Consideration and any payments made in respect of the Dissenting Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act 1980.

(iii) To the extent Section 6043A of the Code applies to the transactions contemplated by this Agreement, the parties to this Agreement shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to this Agreement to satisfy the reporting obligations under Section 6043A of the Code.

(d) The Company and its Subsidiaries shall promptly advise Parent if, after the date of this Agreement, the chief executive officer or chief financial officer of the Company becomes aware of, or the Company’s auditors or the Company’s Board are advised of, any of the matters described in clauses (i) and (ii) of Section 3.5(c).

Section 5.2 No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor, agent or representative (collectively, the “Representatives”) of, the Company or any of its Subsidiaries to, directly or indirectly (i) solicit, initiate, facilitate or encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal (other than a confidentiality agreement in accordance with this Section 5.2 ) or resolve, agree or propose to take any such actions, or (iii) provide any non-public information regarding the Company to any third party or engage in any negotiations or discussions in connection with, or otherwise cooperate in any way with, any Company Takeover Proposal; provided, however, that prior to the receipt of the Stockholder Approval, the Company and the Representatives of the Company may, in response to a Company Takeover Proposal that was not solicited by the Company or its Subsidiaries or any of its or their Representatives and did not otherwise result from a breach of this Section 5.2, if the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, that the following actions would reasonably be expected to result in the Company Takeover Proposal becoming a Company Superior Proposal, provide any non-public information regarding the Company to the Person making such Company Takeover Proposal pursuant to a customary confidentiality agreement substantially similar to, and not less restrictive of such Person than, the Confidentiality Agreement (provided that such confidentiality agreement and any related agreement shall not contain any provision calling for a right to negotiate exclusively with the Person making such Company Takeover Proposal or having the effect of prohibiting the Company from satisfying any of its obligations under this Agreement, provided, further, that all information provided to a third party under this Section 5.2 is provided or made available on a prior or substantially concurrent basis to Parent and Merger Sub if such information has not previously been provided to Parent or Merger Sub) or engage in any negotiations or discussions with such Person regarding any Company Takeover Proposal. The Company shall, and shall cause each of its Subsidiaries to immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company or its Subsidiaries with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries. It is understood that any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company. Neither the Company nor the Company Board shall approve, or take any action to render Section 203 of the DGCL or any similar takeover statute inapplicable to, any Company Takeover Proposal other than in connection with entering into a definitive agreement with respect to a Company Superior Proposal to the extent permitted under Section 5.2(b)).

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or its approval of this Agreement or any of the Transactions, (ii) recommend that the Company’s stockholders reject adoption of this Agreement, (iii) determine that this Agreement and the Transactions are no longer fair to and in the best interests of the Company’s stockholders or declare that this Agreement is no longer advisable, (iv) approve or recommend any Company Takeover Proposal or (v) resolve, agree or publicly propose to take any such actions. Notwithstanding the foregoing, at any time after the date hereof and prior to the receipt of the Stockholder Approval, (x) in response to a Company Superior Proposal which was not solicited by the Company or its Subsidiaries or Affiliates or any of its or their Representatives and did not otherwise result from a breach of this Section 5.2, the Company Board may terminate this Agreement pursuant to Section 8.1(c) in order to cause the Company to concurrently enter into a definitive agreement with respect to a Company Superior Proposal and (y) the Company Board may withdraw or modify in a manner adverse to Parent the Company Recommendation, in each case, only (A) if and to the extent that the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, that failing to take any such action would result in a breach of the fiduciary duties of the Company Board and (B) at a time that is after the fourth Business Day following the Company’s delivery to Parent of written notice advising Parent that the Company Board intends to take such action, specifying, in the case of clause (x), the terms and conditions of such Company Superior Proposal, including the identity of the Person making the Company Superior Proposal and, in the case of clause (y), reasonable details regarding the cause for, and nature of, the withdrawal or modification of the Company Recommendation; provided that (I) any amendment to the financial terms or any other material term of any applicable Company Takeover Proposal or Company Superior Proposal shall require a new written notice by the Company and a new three Business Day period, and no such termination of this Agreement by the Company or withdrawal or modification of the Company Recommendation may be made during any such three Business Day period, (II) the Company shall, and shall cause its financial and legal advisors to, during such four or three Business Day period described above, negotiate with Parent and Merger Sub in good faith, to the extent Parent and Merger Sub desire to negotiate, to make such changes in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal or that the cause for such withdrawal or modification of the Company Recommendation ceases to exist, (III) the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise and (IV) the requirements for terminating this Agreement and withdrawing or modifying the Company Recommendation are still satisfied at the time this Agreement is terminated or at the time of such withdrawal or modification of the Company Recommendation.

(c) The Company shall promptly (but in no case later than 24 hours after receipt) advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the price and other material terms and conditions of any such Company Takeover Proposal (including the identity of the Person making such Company Takeover Proposal) and of any changes or supplements thereto. The Company (i) promptly (but in no case later than 24 hours thereafter) shall advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party and (ii) will keep Parent fully apprised on a current basis of any material related developments, discussions, and negotiations and shall provide to Parent promptly (but in no case later than 24 hours) after receipt or delivery thereof with copies of such Company Takeover Proposal (including any amendments or supplements thereto) and all such other information provided in writing to the Company by the party making such Company Takeover Proposal.

(d) Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law provided that the Company and the Company Board may not withdraw or modify in a manner adverse to Parent the Company Recommendation, except to the extent expressly permitted by the exceptions described in Section 5.2(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement and cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required and permitted by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff. The Company shall not file or mail the Proxy Statement or respond to comments of the SEC prior to receiving Parent’s approval, which approval shall not be unreasonably withheld or delayed.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Stockholders Meeting.

(a) The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 6.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) any withdrawal or modification in a manner adverse to Parent of the Company Recommendation.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates (other than any Shares that may be owned, for investment purposes only, by a pension or other plan for the benefit of the employees of Parent, its ultimate parent company, or their respective Affiliates) in favor of the approval of the Merger and the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to (x) take, or cause to be taken, actions, and (y) do, or cause to be done, things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts in (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) obtaining (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement (it being understood that nothing in this Section 6.3 shall require Parent to (A) consent to any action or omission that would be inconsistent with Section 5.1 or Section 6.3(g) or (B) agree to amend or waive any provision of this Agreement). Additionally, each of Parent and the Company shall use reasonable best efforts not to take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, notifications under the HSR Act and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) The parties shall use their respective reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including to avoid Parent or its Subsidiaries from being disqualified or otherwise precluded from providing certain goods or services to the United States Department of Defense as a result of an Organizational Conflict of Interest issue. Those efforts shall include using reasonable best efforts, subject to Section 6.3(g), in (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of the Company and its Subsidiaries, unless such sale, divestiture or disposition would reasonably be expected to have a Material Adverse Effect,

(ii) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ ability to retain one or more of the businesses, product lines, assets or operations of the Company and its Subsidiaries, unless such action would reasonably be expected to have a Material Adverse Effect and (iii) cooperating to satisfy Section 7.2(f), including agreeing to the divestiture or other transfer or disposition of contracts listed on Section 6.3(e) of the Company Disclosure Letter (the “Specified Contracts”), in each case in connection with using reasonable best efforts to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Antitrust Laws, which would otherwise have the effect of preventing the Closing or to avoid such disqualification or preclusion; provided, however, that any such action shall be conditioned upon the consummation of the Merger. Notwithstanding the foregoing, if on or after March 1, 2008, the Company determines in good faith that it is necessary or advisable to divest or otherwise transfer or dispose of the Specified Contracts in order to satisfy Section 7.2(f), then the Company shall be entitled to take all legally permissible actions to divest or otherwise transfer or dispose of the Specified Contracts to the extent such actions would not reasonably be expected to result in an Organizational Conflict of Interest issue for, or otherwise impose any material liability or obligation on, Parent or the Company or their respective Subsidiaries.

(f) (i) The Company and Parent shall cooperate with respect to the prompt preparation and submission of a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to the Committee on Foreign Investment in the United States (including any successor or replacement, “CFIUS”) under Exon-Florio with regard to the Transactions, (ii) Parent shall take primary responsibility for preparation and submission of the Joint Filing and (iii) the Company shall promptly provide to Parent all necessary information and otherwise promptly assist Parent in order for Parent to complete preparation and submission of the Joint Filing, to respond to any inquiries from CFIUS or any other interested Governmental Entity and use reasonable best efforts to secure the approval of CFIUS of the transactions contemplated hereby.

(g) Notwithstanding any provision herein to the contrary, neither this Section 6.3 nor any other provision in this Agreement shall require Parent or any of its Affiliates to agree to any prohibition, limitation, restriction or other requirement (i) on the businesses, product lines, assets or operations of Parent or any of its Affiliates, or if such prohibition, limitation, restriction or other requirement would reasonably be expected to have a Material Adverse Effect, any portion of the businesses, product lines, assets or operations of the Company and its Subsidiaries or (ii) that requires Parent or any of its Affiliates to dispose of or hold separate any portion of the businesses, product lines, assets or operations of Parent or any of its Affiliates, or if such prohibition, limitation, restriction or other requirement would reasonably be expected to have a Material Adverse Effect, any portion of the businesses, product lines, assets or operations of the Company and its Subsidiaries or (iii) that otherwise restricts the ability of Parent and its Affiliates to acquire, manage and hold, if such prohibition, limitation, restriction or other requirement would reasonably be expected to have a Material Adverse Effect, any portion of the businesses, product lines, assets or operations of the Company and its Subsidiaries, and in each case nothing in this Agreement shall authorize the Company or any of its Subsidiaries to (and the Company and its Subsidiaries shall not) propose, commit or agree to any of the foregoing.

(h) The Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any of the Transactions or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

(i) The Company shall, simultaneously with the Effective Time, satisfy all outstanding obligations under (A) the Company Credit Agreement and (B) the IDB Bonds, including in the case of the IDB Bonds, compliance with the payoff notice (which may be conditioned on the Closing) and defeasance provisions of the IDB Bonds to the extent and in the manner and at the times reasonably requested by Parent.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5 Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, (x) reasonable access during normal business hours to, and (y) upon request, copies of relevant information to Parent regarding (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) information regarding actual or potential Organizational Conflict of Interest issues, (iii) information regarding the business of the Company and its Subsidiaries outside the United States, including with respect to sales practices, distributors, agents, customers and revenue and (iv) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Parent shall and shall cause Parent’s Affiliates and Representatives to hold any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6 Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, honor the Company’s obligations existing as of the date of this Agreement to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was such a director or officer or is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions).

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than six years after the Effective Time, the Company’s current and former directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the aggregate annual premiums paid by the Company for such insurance in 2007 through the date of this Agreement on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above and such purchases do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. The Company represents and warrants to Parent that the Company’s 2007 annual premium was $465,000.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (or other governing documents) of the Company and any of its Subsidiaries, under the DGCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) Benefits. From and after the Effective Time and until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other Subsidiaries to, maintain in effect Parent Plans which provide benefits which are in the aggregate substantially comparable, excluding equity awards, to the benefits provided under the Company Plans as of the date hereof (provided that there will be no duplication of benefits).

(b) Eligibility. With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary’s) employee benefits), for purposes of eligibility to participate in and vesting in benefits (other than under any defined benefit pension plan or as would result in any duplication of benefits) under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan.

(c) No Third Party Beneficiaries. This Section 6.9 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s consent, not to be unreasonably withheld or delayed.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Approvals. (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) the period of time for any applicable review process under Exon-Florio shall have expired, and the President of the United States shall not have taken action to prevent the consummation of the Merger or the transactions contemplated hereby and (iii) all other material filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Entity required to consummate the Merger or the other Transactions shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or the other Transactions; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Sections 3.4, 3.8(c), 3.9(a)(ii), 3.9(c)(ii), 3.9(d) and 3.21 of this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since January 1, 2007, there shall not have been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) No Litigation. There shall not be pending any suit, proceeding or other action by any Governmental Entity that seeks or that would reasonably be expected to have any of the effects described in Section 6.3(g).

(f) Specified Contracts. With respect to each Specified Contract, prior to the consummation of the Merger and with the concurrence of the United States government, each Organizational Conflict of Interest provision thereunder shall have been deleted or modified in a manner such that it shall not apply to or affect Parent, the Company or any of their respective Subsidiaries following the Merger or such Specified Contract shall have been divested or otherwise transferred to a third party.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or material adverse effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer (or chief legal officer in the case of Parent) and chief financial officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before April 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement in any material respect results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c), Section 7.2(e) or Section 7.2(f) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to July 31, 2008, and such date shall become the Outside Date for purposes of this Agreement;

(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares.

(c) by the Company only prior to the receipt of the Stockholder Approval, in order to concurrently enter into a definitive agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2(b) and shall have paid or shall concurrently pay the fees due under Section 8.2(b).

(d) by Parent, if the Company Board or any committee thereof shall have withdrawn, or modified in a manner adverse to Parent, the Company Recommendation.

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement);

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party to the extent required by this Agreement or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach; provided further, however, that the provisions of Section 3.19, Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c) or (iii) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) (but only if the Stockholder Approval has not been obtained prior to the Outside Date) or Section 8.1(b)(iii) and (A) prior to such termination a Company Takeover Proposal shall have been made to the Company or its stockholders or a Company Takeover Proposal shall have otherwise become publicly known and (B) at any time on or prior to the 12 month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover

Proposal are consummated (provided that solely for purposes of this Section 8.2(b)(iii)(B), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% shall be deemed references to 35%), the Company shall pay Parent a fee equal to $12,850,000 by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i), within two business days after such termination, (y) in the case of clause (ii), prior to or concurrently with such termination, and (z) in the case of clause (iii), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or consummation of the transactions contemplated by a Company Takeover Proposal (unless the transactions contemplated by such Takeover Proposal were consummated prior to such termination, in which case, such fee shall be payable on the date of such termination).

(c) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3 Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to Parent or Merger Sub, to: BAE Systems, Inc. 1601 Research Boulevard Rockville, MD 20850
Attention: (301) 838-6000
Telephone No: (301) 838-6925
	Facsimile No.:	Sheila C. Cheston, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Telephone No.: (212) 474-1000
Facsimile No.: (212) 474-3700
	Attention:	Sarkis Jebejian, Esq.

(b)	if to the Company, to: MTC Technologies, Inc. 4032 Linden Avenue Dayton, Ohio 45432 Telephone No.: (937) 252-9199 Facsimile No.: (937) 252-8240
	Attention:	Bruce A. Teeters,
Senior Vice President and General Counsel

with a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone No.: (216) 586-3939
Facsimile No.: (216) 579-0212
	Attention:	Denise A. Carkhuff, Esq.
James P. Dougherty, Esq.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, and taken together with the Company Disclosure Letter), the Stockholder Voting Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Other than as provided in Section 6.7, nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Agreement	Preamble
Anti-Bribery Laws	3.8(c)
Antitrust Laws	6.3(d)
Bid	3.9(c)
Certificate	2.1(a)
Certificate of Merger	1.3
CFIUS	6.3(f)
Closing	1.2
Closing Date	1.2
Code	3.13(c)
Common Stock	3.4(a), Recitals
Company	Preamble
Company Board	3.2(a)
Company Credit Agreement	3.4(f)
Company Disclosure Letter	Article III Preamble
Company Government Contract	3.9(c)
Company Government Subcontract	3.9(c)
Company Intellectual Property	3.15
Company Permits	3.8(a)
Company Plans	3.13(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5
Confidentiality Agreement	3.22
D&O Insurance	6.7(b)
D&O Premium	6.7(b)
Dissenting Shares	2.4(a)
Effective Time	1.3
Exon-Florio	3.3
Export Control Laws	3.8(b)
Financial Statements	3.5
GAAP	3.5
Governmental Entity	3.3
Grant Date	3.4(b)
HSR Act	3.3
IDB Bonds	3.4(f)
Indemnified Parties	6.7(a)

IRS	3.13(b)
Joint Filing	6.3(f)
Leased Real Property	3.14(b)
Material Contract	3.9(a)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.13(a)
Options	2.3(a)
Organizational Conflicts of Interest	6.9(g)
Outside Date	8.1(b)(i)
Owned Real Property	3.14(a)
Parent	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Preferred Stock	3.4(a)
Proxy Statement	3.10
Related Persons	3.21
Representatives	5.2(a)
Restraints	7.1(c)
RSU	2.3(b)
Securities Act	3.5
Shares	Recitals
SOX	3.5
Special Meeting	6.2(a)
Specified Contract	6.3(e)
Stockholder Approval	3.2(b)
Stockholder Voting Agreement	Recitals
Surviving Corporation	1.1
Transactions	2.2(e)

Section 10.2 Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Company Superior Proposal” means a Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (iii) that the Company Board determines in good faith, after consultation with outside counsel and its financial advisor (taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), has a higher value to the stockholders of the Company than the consideration to be received by the stockholders of the Company in the Merger and the other Transactions.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its “Significant Subsidiaries” (as such term is defined in the Exchange Act), (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Common Stock or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Transactions.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property, and (f) all guarantee obligations.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Knowledge” means (i) with respect to Parent, the actual knowledge (after reasonable inquiry) of the following persons: Sheila C. Cheston, Suki D. Dicker, Len Lynch and Robert T. Murphy, and (ii) with respect to the Company, the actual knowledge (after reasonable inquiry) of the following executive officers of the Company: Rajesh K. Soin, Mark N. Brown, Michael I. Gearhardt, Michael L. Cauldwell, David F. Mitchell, Bruce A. Teeters, Stephen T. Catanzarita and Joseph Thumser.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Material Adverse Effect” means any event, circumstance, change, occurrence, state of facts or effect that (i) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (other than events, circumstances, changes, occurrences, any state of facts or effects to the extent arising out of or caused by (A) changes in industries in which the Company and its Subsidiaries operate in general and not specifically relating to the Company and its Subsidiaries, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares, provided that any underlying event, circumstance, change, occurrence, state of facts or effect that may have caused or contributed to such change in the trading price of the Shares shall not be excluded), (C) the announcement of this Agreement and the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including uncertainties associated with the period between the date hereof and the Closing Date) including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection or terrorism, (E) changes in GAAP or the accounting rules or regulations of the SEC or (F) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, provided that any underlying event, circumstance, change, occurrence, state of facts or effect that may have caused or contributed to such failure shall not be excluded), except, in the case of clauses (A), (B), (D) or (E), to the extent such event, circumstance, change, occurrence, state of facts or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other similarly situated companies, or (ii) has a material adverse effect on the ability of the Company to consummate the Merger or otherwise perform its obligations under this Agreement, provided that “material” and “materially” have correlative meanings. Without limiting the generality of the foregoing, any event, circumstance, change, occurrence, state of facts or effect (whether or not previously disclosed in the Company Disclosure Letter or in the Company SEC Documents publicly available prior to the date of this Agreement or otherwise) that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, the suspension or debarment (or the functional equivalents thereof) of, or that warrants or would reasonably be expected to warrant the institution of suspension or debarment proceedings (or the functional equivalents thereof) with respect to, the Company or any of its Subsidiaries or divisions (or any portion of any of the foregoing) or any of their respective directors, officers, employees, consultants or agents (in their capacity as such for the Company and its Subsidiaries), shall be deemed to have had a Company Material Adverse Effect.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any Multiemployer Plan) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established in accordance with GAAP on the most recent financial statements included in the Company SEC Documents (but only to the extent of such reserves), (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon and (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Registration Rights Agreements” means the Registration Rights Agreement dated June 11, 2002, by and between the Company and Rajesh K. Soin and the Registration Rights Agreement dated October 1, 2003, by and among the Company and Vishal Soin, Amol Soin, and Indu Soin.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Stock Plans” means the Company’s 2002 Equity and Performance Incentive Plan (Amended and Restated February 25, 2004) and 2007 Equity Compensation Plan.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

BAE SYSTEMS, INC.

By:	/s/ Sheila C. Cheston
Name:	Sheila C. Cheston
Title:	Senior Vice President, General Counsel and Secretary

MIRA ACQUISITION SUB INC.

By:	/s/ Sheila C. Cheston
Name:	Sheila C. Cheston
Title:	Vice President and Assistant Secretary

MTC TECHNOLOGIES, INC.

By:	/s/ Rajesh K. Soin
Name:	Rajesh K. Soin
Title:	Chairman and Chief Executive Officer